As filed with the Securities and Exchange Commission on September 26, 1996


                                       Registration No. 333-12533



                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549
                         _______________

                             FORM S-3
                         AMENDMENT NO. 1
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933
                         _______________

                  CHESAPEAKE ENERGY CORPORATION
      (Exact name of registrant as specified in its charter)
                         _______________

         Delaware                              73-1395733
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

6100 North Western Avenue                   Aubrey K. McClendon
Oklahoma City, Oklahoma  73118             Chairman of the Board
     (405) 848-8000                     6100 North Western Avenue
(Address, including zip code,        Oklahoma City, Oklahoma  73118
    and telephone number,                       (405) 848-8000
   including area code, of           (Name, address, including zip
    registrant's principal             code, and telephone number,
     executive offices)               including area code, of agent
                                               for service)

                             Copy to:

                      Theodore M. Elam, Esq.
                      Connie S. Stamets, Esq.
                          McAfee & Taft
                    A Professional Corporation
                  211 North Robinson, Suite 1000
                  Oklahoma City, Oklahoma  73102
                          (405) 235-9621

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earli-er effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
Title of
Each Class                     Proposed      Proposed
of                              Maximum       Maximum       Amount of
Securities        Amount        Offering     Aggregate      Registra-
to be             to be        Price Per      Offering        tion
Registered     Registered(1)    Unit(2)       Price(2)      Fee(1)(3)
- -----------    -------------   ---------     ---------     -----------
Common         48,600 Shares  $58.625       $2,849,175     $983.00
Stock, Par
Value $0.10
per share

(1) An earlier registration statement on Form S-3 (No. 333-04027) relating to the same offering registered 587,000 shares (880,500 shares, after adjustment to give effect to a 3-for-2 stock split in June 1996). A filing fee of $13,486 was paid with respect to such shares.

(2) Estimated solely for the purpose of calculating the registra-tion fee pursuant to Rule 457 of the Securities Act of 1933.

(3)  Calculated in accordance with Rule 457(c) of the Securities
     Act of 1933, based on the average of the high and low prices reported in the consolidated reporting system on September 19,
     1996.
                    _________________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     This Registration Statement is filed pursuant to Rule 429 under the Securities Act of 1933. The prospectus contained herein also relates to the registrant's registration statement on Form S-3 (No. 333-04027), which was declared effective on May 22, 1996.
See note 1 to fee table above.

     This Amendment No. 1 effects no change in the Prospectus.

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Set forth below is an itemization of the costs expected to be incurred in connection with the offer and sale of the securities registered hereby and by the Registrant's registration statement on Form S-3 (No. 333-04027). With the exception of the Securities Act fees, all amounts are estimates.

          Securities Act Registration Fee. . . . . . . . . .   $14,469*
          Legal Fees and Expenses. . . . . . . . . . . . . .    15,000
          Accounting Fees and Expenses . . . . . . . . . . .     5,000
          Miscellaneous. . . . . . . . . . . . . . . . . . .     5,000*
                                                               -------
                    Total. . . . . . . . . . . . . . . . . .   $39,469
          _______________

          * To be paid by the Selling Shareholders.


Item 15.  Indemnification of Directors and Officers.

          The General Corporation Law of Delaware, under which the Registrant is incorporated, permits indemnification against expenses, including attorneys' fees, actually and reasonably incurred by such persons in connection with the defense of any action, suit or proceeding in which such a person is a party by reason of his being or having been a director, employee or agent of the Registrant, or of any corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Registrant, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and provided further (if the threatened, pending or completed action or suit is by or in the right of the corporation) that he shall not have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation (unless the court determines that indemnity would nevertheless be proper under the circumstances). Article VIII of the Registrant's Certificate of Incorporation provides for indemnification of the Registrant's directors and officers. The Delaware General Corporation Law also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not Registrant would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933 (the "Securities Act").

          The Registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Registrant will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Registrant or an affiliate or
(ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Registrant or an affiliate or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Registrant will be obligated to make thereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Registrant also provides liability insurance for each of its directors and executive officers.

Item 16.  Exhibits.

          The following exhibits have been previously filed.

Number              Description
- ------              -----------
5         Opinion of McAfee & Taft A Professional Corporation re
          legality and consent.

23.1      Consent of Price Waterhouse LLP.

23.2      Consent of Williamson Petroleum Consultants, Inc.

23.3 Consent of McAfee & Taft A Professional Corporation, included as part of Exhibit 5.

23.4      Consent of Coopers & Lybrand L.L.P.

24        Power of attorney


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change from the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been ad-vised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is as-serted by such director, officer or controlling person in connec-tion with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on the 26th day of September, 1996.

                                          CHESAPEAKE ENERGY CORPORATION


                                          By TOM L. WARD
                                            Tom L. Ward, President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Amendment No. 1 has been signed by the following persons in the capacities indicated on September 26, 1996.

AUBREY K. MCCLENDON*            TOM L. WARD
Aubrey K. McClendon, Chairman   Tom L. Ward, President and
of the Board and Chief          Director
Executive Officer (Principal
Executive Officer)

MARCUS C. ROWLAND*              RONALD A. LEFAIVE*
Marcus C. Rowland, Vice         Ronald A. Lefaive, Controller
President - Finance and Chief   (Principal Accounting Officer)
Financial Officer (Principal
Financial Officer)

                                BREENE M. KERR*
E. F. Heizer, Jr., Director     Breene M. Kerr, Director

SHANNON SELF*                   FREDERICK B. WHITTEMORE*
Shannon Self, Director          Frederick B. Whittemore, Director

WALTER C. WILSON*
Walter C. Wilson, Director





* By:  TOM L. WARD
       Tom L. Ward, Attorney-in-Fact